EXHIBIT A
DELEGATED DUTIES
Amended and Restated as of July 22, 2008
Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:
1.	Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

2.	Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

3.	Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

4.	Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

5.	Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

6.	Review accounts with small balances followed by large purchases;

7.	Review accounts with frequent activity within a specified date range followed by a large redemption;

8.	Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

9.	Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;

10.	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

11.	Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

12.	(i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

EXHIBIT A
DELEGATED DUTIES
Amended and Restated as of July 22, 2008
(continued)
13.	Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

14.	Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).
In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund unless prohibited by applicable Law.

SCHRODER SERIES TRUST on behalf of each of its individual series		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mark Hemenetz	By	/s/ Joseph C. Antonellis

Name: Title:	Mark Hemenetz President		Joseph C. Antonellis, Vice Chairman